Exhibit 4.17

JSG PACKAGING LIMITED

JEFFERSON SMURFIT GROUP LIMITED

BEECH HILL

CLONSKEAGH

DUBLIN 4

IRELAND

February 6, 2004

PERSONAL AND CONFIDENTIAL

Ian Curley

1 Mount Salus

Knocknacree Road

Dalkey

Co Dublin

Dear Ian:

In light of the proposed exchange (the “Exchange”) of ordinary shares and convertible shares of Jefferson Smurfit Group Limited (“Existing Parent”) for ordinary shares and convertible shares of JSG Packaging Limited (“New Parent”), we thought it advisable to confirm and clarify the terms of your employment upon consummation of the Exchange.

1.                                       In the event that the Exchange in consummated, you will remain employed as the chief financial officer of Existing Parent and its subsidiaries and will have the title of chief financial officer for New Parent and JSG Holdings plc as well. In your capacity as chief financial officer, you shall report to the Existing Parent’s chief executive officer and oversee the financial affairs of New Parent and its subsidiaries. As long as you remain employed by Existing Parent or one of its subsidiaries, you shall devote substantially all of your business time and attention to New Parent and its subsidiaries and use your best efforts in furtherance of your responsibilities for New Parent and its subsidiaries; provided that, with the prior consent of the Existing Parent’s Board of Directors (the “Board”), you shall be entitled to serve on the board of directors of up to two companies or organizations as long as such service does not materially interfere with your obligations to New Parent and its subsidiaries.

2.                                       From and after consummation of the Exchange, your base salary shall be the same as in effect immediately prior to consummation of the Exchange. Your base salary is subject to increase from time to time at the sole discretion of the Board. All remuneration or payments payable to you pursuant to this paragraph 2 or otherwise shall be subject to such tax and other statutory deductions as are required to be deducted at source and remitted to the appropriate revenue authorities.

3.                                       Subject to paragraph 4 below, all senior executive employee benefit plans of Existing Parent and its subsidiaries in place as of the date of this letter, including the JSG management incentive plan (the “MIP”), will remain in place after consummation of the Exchange on substantially the same terms as present; provided that the MIP will provide that as long as you remain the chief financial officer of Existing Parent and its subsidiaries, your bonus under the MIP for each of 2004, 2005 and 2006 shall be 60% of your base salary for such year and you shall be eligible for a bonus of up to 40% of your base salary for such year based upon achievement of certain performance targets to be determined by the Board or its compensation committee. Moreover, you will be entitled to (a) 30 days’ vacation annually (exclusive of public holidays), (b) use of a leased automobile paid for by a Group Company (which automobile shall be the current model used by you or an equivalent, renewed every four years, together with tax, insurance, operating and maintenance costs), (c) reimbursement of expenses, properly vouched in accordance with Group Company policies, (d) business class travel (first class travel, where appropriate), and (e) membership at The K Club and two other golf or similar clubs selected by you. In addition, for as long as you are the chief financial officer, you will provide services at the headquarters for the Group Companies in Dublin, Ireland, subject to frequent temporary travel overseas. Each of these employee benefit plans will ultimately be subject to the supervision and periodic review of the Board or its compensation committee; provided that your benefit package in the aggregate shall not be decreased.

4.                                       Notwithstanding paragraph 3 foregoing, all PSPs, LTIPs, SAYE Schemes, phantom stock plans, option plans and other equity based incentive plans of the Group Companies in effect as of September 17, 2002 not previously terminated will be terminated forthwith upon or as soon as possible after the consummation of the Exchange in accordance with their terms.

5.                                       As long as you remain employed as chief financial officer of Existing Parent and its subsidiaries and prior to an initial public offering, investment funds controlled by or under common control with Madison Dearborn Partners LLC (“MDP”) will cast all of its votes in favor of your appointment and/or re-election to the board of directors of New Parent and Existing Parent.

6.                                       You agree that Existing Parent may terminate your employment at any time with or without cause upon 90 days prior notice. If your employment is terminated by Existing Parent other than as a result of death, total and permanent disability or cause, you will be entitled to receive as severance a payment for the two-year period from the date of termination (the “Severance Period”) an amount equal to the sum of (a) your annual salary as of the date of termination, plus (b) the highest annual bonus for the most recent three years, plus (c) the regular pension contributions made by Existing Parent or its subsidiaries in respect of your annual salary, plus (d) the cash value of any perks or benefits to which you are entitled as a result of your employment (other than participation in equity-like incentive schemes); provided that Existing Parent may, without prior notice, terminate your employment, in which case the Severance Period shall be the two-year and 90 day period from the date of termination and severance payment shall be calculated with reference to such payment. Such severance shall be payable to you in a lump sum within 30 days following the date of termination of your employment. As a pre-condition to receiving any such severance payments and as a material term of this agreement, you agree that you will execute a mutually acceptable and complete release in favor of New Parent, Existing Parent and their affiliates (including, without limitation, a full and final settlement, discharge and waiver of all rights under law (including but not limited to statutory, contractual and other common law rights) with respect to your employment and/or the termination of your employment and/or such payment upon any  termination in which you are entitled to severance). The rights under this paragraph shall be in replacement of, rather than in addition to, any rights that you may have under law (including, without limitation, payment in lieu of notice).

7.                                       New Parent understands that you are party to a “two-year” letter, a copy of which is attached hereto as Exhibit A which provides that if within one year after a Relevant Event (as defined therein), your employment with Existing Parent or its subsidiaries is voluntarily terminated or involuntarily terminated without just cause, you are entitled to receive two years’ Remuneration (as defined therein). You agree that you hereby release and waive, without any claims or demands, all rights under such two-year letter in connection with the Exchange (including any compulsory share acquisition under Section 204 of the Irish Companies Act). As consideration for such release and waiver, in the event that the Exchange is consummated, New Parent will enter into a new “two-year” letter with you in the form attached hereto as Exhibit B. In all cases where payment obligations are triggered pursuant to both paragraphs 6 and 7, you shall be entitled to the greater of the amounts payable to you pursuant to paragraphs 6 and 7 hereof, but in no event shall you be entitled to payments pursuant both paragraphs 6 and 7.

8.                                       When used herein and when to be used in the new two-year letter, “cause” shall mean (a) the commission of actual or attempted fraud, embezzlement, theft, misappropriation, serious misconduct or gross default by you against or in respect of a Group Company or your duties for a Group Company, which relates to a material amount or which results in a criminal conviction or settlement with criminal penalties or future restrictions or in material loss or damage to that Group Company or other Group Companies; (b) the refusal or failure by you to carry out your duties to a Group Company to a material degree, following a written warning that dismissal may result; (c) conviction of a crime in relation to the business or assets of a Group Company, which has, in the reasonable opinion of the Board acting in accordance with the recommendation of the CEO, a material adverse effect upon any Group Company or its shareholders, other than (i) a violation of the Road Traffic Acts and (ii) a criminal matter in respect of which you have been indemnified by a Group Company and are entitled to indemnification, (d) knowing violation of the Foreign Corrupt Practices Act, or (e) material breach of a material, formal agreement in writing (other than this letter agreement) between you and New Parent or the Group Company by which you are employed; provided that for the avoidance of doubt, the exclusion from this clause (e) of this letter agreement shall not exclude breach thereof from being deemed the basis for “cause” termination pursuant the provisions of any of clauses (a) through (d) of this paragraph 8. For the avoidance of doubt, the termination of your employment by a Group Company shall not be for Cause if it results wholly or mainly from (v) your death or disability, (w) your retirement on grounds of age or pursuant to an early retirement plan of the Group Company that employs you, (x) your voluntary resignation (unless you are subject to internal or external proceedings likely to lead to a termination for Cause at the time of such resignation), (y) your redundancy, or (z) the Group Company that employs you ceasing for any reason to be a Group Company. When used herein, “Group Companies” means New Parent and each of its subsidiaries and Associated Companies and “Group Company” means any such company and “Associated Company” means any company having an Equity Share Capital (as defined in Section 155 of the Companies Act, 1963) of which not less than 20% in nominal value is beneficially owned by any Group Company.

9.                                       You agree that in the event that you (a) voluntarily terminate your employment with the Group Companies or (b) are terminated without cause, you shall not during the Restricted Period:  (i) within the Restricted Area or any part thereof, carry on either directly or indirectly, on your own behalf or on behalf of any other person, firm, company or entity, any material business of the same or similar kind to that in which any of the Group Companies were materially engaged in the year preceding such termination, (ii) induce or attempt to induce any employee of any Group Company to leave the employ of the Group Companies, or in any way interfere with the relationship between any Group Company and any employee thereof and or (iii) call on, solicit the custom or business of or service any customer, supplier, licensee, licensor or other business relation of any Group Company in order to induce or attempt to induce such person or entity to cease doing or reduce the amount of business with any Group Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any Group Company (including but not limited to making any negative statements or communications about any Group Company, or any employee, director or stockholder thereof). When used herein, (A) “Restricted Period” means the two-year period from the date of termination; provided that “Restricted Period” shall not include any period for which or with respect to which you are not receiving or did not receive severance payments or payments under your “two-year” letter in violation of this letter agreement or such “two-year” letter, and (B) “Restricted Area” means any area of the world where any Group Company conducted a material portion of its business in the twelve-month period immediately preceding your termination date. The restrictions contained in this paragraph 9 shall not restrict you from passively owning not more than 1% of the outstanding equity securities of a publicly traded company that competes with the Group Companies.

10.                                 You agree that all trade secrets, confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions and affairs, other than information that becomes publicly available other than through breach of this provision by you, shall be kept confidential both during the term of this letter agreement and thereafter. All notes, memoranda, reports and information compiled by you during your employment (in whatever form compiled) regarding the business, affairs and operations of the Group Companies shall be and at all times remain the property of the Group Companies.

11.                                 Subject to paragraph 12 below, upon execution of this letter agreement by each party hereto, this letter agreement shall be binding and enforceable upon each party hereto. In the event that the Exchange is consummated, this letter agreement shall, effective as of the date of consummation of the Exchange, amend and supersede that certain letter agreement, dated as of July 4, 2002, by and between Existing Parent and you and any other agreement(s) with any Group Company regarding the subject matter hereof to which you are a party; provided that your employment hereunder by Existing Parent shall be deemed to be continuous with your previous employment with the Group Companies.

12.                                 Notwithstanding anything else to the contrary set forth herein, in the event that the Exchange is not consummated, this letter agreement shall terminate without obligation or liability to either party hereto.

13.                                 New Parent shall procure that the other Group Companies shall satisfy each of its obligations hereunder from and after the date that this letter agreement becomes effective in accordance with its terms.

14.                                 This letter agreement may be executed in multiple counterparts (including by facsimile), each of which shall constitute one and the same original. This letter agreement shall be construed in accordance with the internal laws of the Republic of Ireland.

JEFFERSON SMURFIT GROUP LIMITED

	By:	/s/ Michael O’Riordan

	Its:	Secretary

JSG PACKAGING LIMITED

	By:	/s/ Michael O’Riordan

	Its:	Secretary

Acknowledged and Accepted:

/s/ Ian J. Curley
Ian J. Curley

JSG PACKAGING LIMITED

JEFFERSON SMURFIT GROUP LIMITED

BEECH HILL

CLONSKEAGH

DUBLIN 4

IRELAND

February 6, 2004

Ian Curley

1 Mount Salus

Knocknacree Road

Dalkey

Co Dublin

You were formerly party to a letter agreement with Smurfit International B.V. (the “First Letter”) confirming your right, on the terms set out in the First Letter, to receive a certain amount from the Jefferson Smurfit Group plc group of companies (the “Target”) in the event of the occurrence of a Relevant Event (as defined therein) and are currently party to a letter agreement (the “Existing Letter”), dated as of July 4, 2002, with Jefferson Smurfit Group Limited (formerly MDCP Acquisitions plc, “JSG” and, together with its subsidiaries, the “Group”) waiving your rights under the First Letter in connection with the take-over offer for the Target by JSG. This letter agreement amends and restates the Existing Letter in its entirety, and on the date that the voluntary exchange of shares of JSG for shares of JSG Packaging Limited is consummated (the “Exchange”), the Existing Letter will cease to have any effect (and you hereby waive all rights under the Existing Letter as of such date (including as may result from the Exchange and any subsequent application of Section 204 of the Irish Companies Act) and this letter will have effect. The parties acknowledge that the rights and obligations under the First Letter have already been terminated in full.

The amended and re-stated agreement between us is as follows:

1.                                       If (a) a Relevant Event (as defined below) shall occur, and (b) within the Relevant Period, your contract of employment is terminated either (i) by you, or (ii) without just cause by JSG or any other Group company which is your employer (whichever shall first occur), you will be entitled to receive from JSG or one of its subsidiaries an aggregate amount equal to twice the annual rate of Remuneration (as defined below) payable to you by the Group company that is your employer at the time of such termination (the “Termination Amount”). When used herein, “Relevant Period” means the twelve-month period from the occurrence of a Relevant Event; provided that if you agree, as a condition to vesting of any equity interests that you hold in JSG Packaging Limited in connection with any Relevant Event, to become and remain employed by the Acquirer (as hereinafter defined) or remain employed with the Group, “Relevant Period” shall mean the twelve-month period following the expiry of such period of employment.

2.                                       The Termination Amount is intended to be the maximum amount to be received by you from JSG Packaging Limited and its subsidiaries and this letter does not confer on you any additional rights to the extent that you would already be entitled to receive amounts as a result of contractual arrangements entered into with you or as a result of legal rights in the jurisdiction(s) in which you are employed or operate. You will be entitled to receive all such benefits and will only be entitled to receive amounts under this letter to the extent of any shortfall in the amounts received from your employing company or companies as compared to the Termination Amount.

3.                                       For the purposes of this letter, the following expressions shall have the following meanings:

(a)                                  “Relevant Event,” the sale of JSG Packaging Limited to a person or entity or group of persons or entities acting in concert (other than Excluded Persons) pursuant to which such person or entity or such group of persons or entities (other than Excluded Persons) acquire (i) equity securities of JSG Packaging Limited possessing the voting power to elect a majority of JSG Packaging Limited’s board of directors (whether by merger, consolidation or sale or transfer of JSG Packaging Limited’s capital stock) or (ii) all or substantially all of JSG Packaging Limited’s assets determined on a consolidated basis; provided, however, that no Corporate Reorganization shall constitute a Relevant Event. When used herein, “Excluded Persons” means (x) underwriters for any public offering or listing by JSG Packaging Limited or (y) any other entity controlling, controlled by or under common control under investment funds affiliated with Madison Dearborn Partners, LLC.

(b)                                 “Corporate Reorganization,” an acquisition of JSG Packaging Limited voting shares by any body corporate (the “Acquirer”) (i) as a result of an offer made by it to acquire the entire issued voting share capital of JSG Packaging Limited in exchange for shares in the Acquirer (with or without a cash alternative) or a court scheme, and (ii) which offer (if it had been accepted in full by all holders of voting shares of JSG Packaging Limited at the date of the making of the offer) or court scheme (if it had been approved by the court), would have resulted in the voting shares of the Acquirer immediately after the acquisition being owned by substantially the same persons as those who were the holders of JSG Packaging Limited voting shares at the date of the making of the offer in substantially the same percentages as those in which they held such JSG Packaging Limited voting shares.

(c)                                  “Remuneration,” the amount of (i) your salary as at the time of such termination, (ii) the highest amount of the annual bonus (if any) paid or payable to you in respect of the last three completed financial years of the Group prior to such termination (but excluding, in each case, any element thereof which was of a special or extraordinary nature), (iii) the regular pension contributions made by your employing Group company or companies in respect of your annual salary (excluding any special or extraordinary contributions), and (iv) the cash value of

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any perks or benefits to which you are customarily entitled; no other amounts will be included.

4.                                       The entitlements under this letter do not relieve you of any legal obligations which may exist with regard to mitigation of damages.

5.                                       The obligations of JSG Packaging Limited set out in this letter are subject to receipt of any necessary statutory consents required by Irish law to be obtained in relation to making any of payments hereunder.

6.                                       The provisions of this letter will be governed by and construed in all respects in accordance with Irish law.

Please sign to confirm your acceptance of the terms and conditions set out herein.

JEFFERSON SMURFIT GROUP LIMITED

	By:	/s/ Michael O’Riordan

	Its:	Secretary

JSG PACKAGING LIMITED

	By:	/s/ Michael O’Riordan

	Its:	Secretary

Acknowledged and Accepted:

/s/ Ian J. Curley
Ian J. Curley

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